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                                                                     Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ART TECHNOLOGY GROUP, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware
                  --------------------------------------------


         Art Technology Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         The Board of Directors of the Corporation pursuant to an Action by Written Consent dated June 2, 1999, duly adopted resolutions, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth amendments of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendments. The resolutions setting forth the amendments are as follows:

RESOLVED:

                           That the first paragraph of Article FOURTH of the Certificate of Incorporation be and hereby is deleted in its entirety and the following two paragraphs are inserted in lieu thereof:

                           "FOURTH. That upon the filing of this Certificate of Amendment of Certificate of Incorporation, (the "Effective Time") a three-for-two split of the Corporation's Common Stock (the "Stock Split")


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                           shall become effective, pursuant to which each two
                           shares of Common Stock, $0.01 par value per share, outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified into three shares of Common Stock, $0.01 par value per share, automatically and without any action by the holder thereof upon the Effective Time and shall represent three shares of Common Stock, $0.01 par value per share, from and after the Effective Time.

                                    The total number and classes of shares of
                           capital stock that the Corporation shall have authority to issue are as follows: (i) 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock")"

RESOLVED:                  That Section 4(a) of Part D of Article FOURTH of the
                           Certificate of Incorporation be and hereby is deleted and the following paragraph is inserted in lieu thereof:

                           "RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $7.05 by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" for the Series B Preferred Stock, after giving effect to the Stock Split, shall be $1.82599. Such Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock."

RESOLVED:                  That Section 4(a) of Part E of Article FOURTH of the
                           Certificate of Incorporation be and hereby is deleted and the following paragraph is inserted in lieu thereof:

                           "RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time and without the payment of additional


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                           consideration by the holder thereof, into such number
                           of fully paid and nonassessable shares of Common
                           Stock as is determined by dividing $1.62 by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" for the Series C Preferred Stock, after giving effect to the Stock Split, shall be $0.531827. Such Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a liquidation of the Corporation the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series C Preferred Stock."

RESOLVED:                  That Section 4(d) of Part F of Article FOURTH of the
                           Certificate of Incorporation be and hereby is deleted and the following paragraph is inserted in lieu thereof:

                           "APPLICABLE CONVERSION VALUE. The Applicable Conversion Value, after giving effect to the Stock Split, shall be $0.96148068."

RESOLVED:                  That Section 2(e) of Part F of Article FOURTH of the
                           Certificate of Incorporation be and hereby is deleted in its entirety.

RESOLVED:                  That Section 4(g) of Part F of Article FOURTH of the
                           Certificate of Incorporation be and hereby is deleted in its entirety.


         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer this 18th day of June, 1999.


                                     ART TECHNOLOGY GROUP, INC.

                                     By: /s/ Jeet Singh
                                        -----------------------------------
                                        Mahendrajeet Singh
                                        President and
                                        Chief Executive Officer


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